STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (hereinafter referred to as this “Agreement”) is made this the 4th  day of November, 2011, by LY HOLDINGS, LLC, a Kentucky limited liability company (hereinafter referred to as “Pledgor”) in favor of FIRST SAVINGS BANK, F.S.B. (hereinafter referred to as “Creditor”).

RECITALS

WHEREAS, Lightyear Network Solutions, Inc., a Nevada corporation (hereinafter referred to as “Debtor”) is indebted to Creditor pursuant to that certain Promissory Note dated January 21, 2011 in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00)(hereinafter referred to as the “Loan”); and

WHEREAS, Pledgor as the owner of up to and at least Two Million (2,000,000) of shares of Convertible Preferred Stock of Debtor (“Preferred Shares”) and pursuant to that certain Stock Pledge Agreement dated January 21, 2011, Pledgor pledged and assigned the Preferred Shares to Creditor to secure the Loan ; and

WHEREAS, pursuant to that certain Intercompany Obligations Settlement Agreement dated November 4, 2011 between  Debtor and Pledgor, Pledgor transferred the Preferred Stock to Debtor in satisfaction of certain financial obligations owed by Pledgor to Debtor (“Stock Transfer”); and

WHEREAS, Creditor acknowledged and consented to the Stock Transfer and has released the Preferred Stock from the collateral securing the Loan (“Release”); and

WHEREAS, to induce Creditor to consent to the Stock Transfer and Release, Creditor has required that Pledgor pledge and assign the Shares (as defined below) to Creditor to a secure the Loan.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound thereby, Pledgor hereby agrees as follows:

1.           Pledge of Collateral.  Pledgor hereby pledges, transfers, assigns and grants to Creditor a security interest in and to Two Million (2,000,000) shares of Common Stock in Debtor (hereinafter referred to as the “Shares”), Stock Certificate Nos. 1800 and 1801 (and all property subsequently deposited pursuant hereto in addition to or in substitution for any such property), together with all cash and non-cash proceeds thereof (all of the foregoing is herein collectively referred to as the “Collateral”) to secure the following which hereafter are referred to as the “Obligations”: (a) the prompt payment of the Loan, and to the fullest extent permitted by applicable law, all costs and expenses (including reasonable attorney’s fees) incurred by Creditor in the collection of the Loan, and (b) the performance of all of the terms, conditions and provisions of this Agreement and of any other agreement or document now or hereafter executed and delivered by Pledgor, Debtor, or any other person in connection with the Loan (hereinafter referred to as the “Loan Documents”).

2.           Representations and Warranties.  Pledgor represents and warrants to Creditor that: (a) Pledgor has full power and authority to enter into this Agreement; (b) any consent or approval which is required as a condition to the validity of this Agreement has been obtained; (c) this Agreement constitutes the valid and legally binding agreement of Pledgor in accordance with its terms and does not constitute a prohibited transfer under any law, statute, regulation or ordinance, including the Securities Act of 1933; (d) there is no provision of any existing mortgage, indenture, contract, subscription agreement, or other agreement binding on Pledgor or affecting its property which would conflict with or in any way prevent the execution, delivery or carrying-out of the terms of this Agreement; (e) Pledgor has good title to the Collateral and the Collateral is owned free and clear of liens and encumbrances; (f) there are no proceedings pending or, so far as Pledgor knows, threatened before any court or administrative agency which, in the opinion of Pledgor, will adversely affect the financial condition or operation of Pledgor, or the authority of Pledgor to enter into, or the validity or enforceability of, this Agreement or any of the Loan Documents; (g) Pledgor will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind, or any security interest in any of the Collateral now owned or hereafter acquired, without the prior written consent of Creditor; (h) Pledgor will immediately notify Creditor in writing of any event which materially adversely affects the value of the Collateral or the rights and remedies of Creditor in relation thereto; and (i) Pledgor has delivered to Creditor any and all certificates evidencing the Collateral, together with any necessary powers or endorsements.

3.           Other Documents.  Pledgor will execute and deliver to Creditor all assignments, endorsements, powers, hypothecations and other documents required at any time and from time to time by Creditor with respect to the Collateral. Pledgor shall, at its expense, do, make, procure and execute and deliver all acts, things, writings and assurances as Creditor may at any time request to protect, assure or enforce its rights, interests and remedies created by, provided in or emanating from this Agreement. Pledgor authorizes Creditor to file financing statements covering the Collateral (and all other personal property of Pledgor) and containing such legends as Creditor shall deem necessary or desirable to protect Creditor’s interest in the Collateral.  Pledgor agrees to pay all taxes, fees and costs (including attorneys’ fees) paid or incurred by Creditor in connection with the preparation, filing or recordation thereof.  Pledgor shall not file any amendments, correction statements or termination statements concerning the Collateral without the prior written consent of Creditor.

4.           Continued Possession of Collateral.  Creditor shall hold possession of the Collateral so long as any of the Obligations are outstanding.  Upon the satisfaction in full of all of the Obligations, Creditor shall release any remaining Collateral to Pledgor.

5.           Covenants of Pledgor and Creditor.

(a)           Pledgor agrees that, so long as Creditor holds possession of the Collateral, Pledgor will not, without Creditor’s prior written consent, withdraw, sell, assign, transfer, pledge, or otherwise encumber the Collateral or any part thereof.  If Pledgor at any time becomes entitled to receive any cash, stock, or other property as additions to, in substitution of or in exchange for any of the Collateral, Pledgor shall accept the same as Creditor’s agent and shall promptly deliver them to Creditor in the exact form received, with all necessary transfer instruments or stock powers, to be held as further security for the Obligations.

(b)           Creditor agrees to treat confidentially all non-public, confidential or proprietary information whether written or oral (the “Confidential Information”) regarding Debtor, except as Creditor is required to disclose by law.  Creditor agrees not to disclose or allow disclosure to others of any Confidential Information.  Creditor hereby acknowledges that it is aware that the securities laws of the United States prohibit any person who is aware of material, non-public information concerning Debtor from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

6.           Care of Collateral.  Pledgor shall have all risk of loss of the Collateral. Creditor shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to, to collect or enforce any of its rights against, the Collateral, to collect any income accruing on the Collateral, or to preserve rights against other parties.  If Creditor actually receives any notices requiring action with respect to Collateral in Creditor’s possession, Creditor shall take reasonable steps to forward such notices to Pledgor. Pledgor is responsible for responding to notices concerning the Collateral.  Creditor’s sole responsibility is to take such action as is reasonably requested by Pledgor in writing; however, Creditor is not responsible to take any action that, in Creditor’s sole judgment, would adversely affect the value of the Collateral as security for the Obligations.  While Creditor is not required to take certain actions, if action is needed, in Creditor’s sole discretion, to preserve and maintain the Collateral, Pledgor authorizes Creditor to take such actions, but Creditor is not obligated to do so.

7.           Assignment of Collateral.  In addition to all other rights available to it under applicable laws or otherwise, should Creditor assign, pledge, or transfer the Loan, Creditor shall have the right to assign therewith Creditor’s rights in any of the Collateral, and any assignee, pledge, or transferee shall have the rights of Creditor hereunder with respect to the Collateral so assigned, pledged, or transferred, and Creditor shall be thereafter relieved from all duties with respect to any such Collateral.

8.           Event of Default.  The occurrence of any one or more of the following events shall constitute an event of default (hereinafter referred to as an “Event of Default”) under this Agreement: (a) an event of default under the other Loan Documents; (b) failure of Pledgor and/or Debtor to perform, observe, or comply with any of the provisions of the Loan Documents; (c) if any information contained in any financial statement, application, schedule, and/or report in connection with the Loan or any other document given by Pledgor, Debtor, and/or any other person is not in all material respects true and accurate or if Pledgor, Debtor, and/ or such person in connection with the Loan omitted to state any material fact or any fact necessary to make such information not misleading; (d) if Pledgor, and/or Debtor is generally not paying debts as such debts become due; (e) the filing of any petition for relief under Bankruptcy Code or any similar federal or state statute by or against Pledgor and/or Debtor; (f) an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of Pledgor and/or Debtor; (g) the death of Pledgor, Debtor and/or any Guarantor of the Loan; (h) the dissolution, whether voluntary, involuntary, or administrative, of Pledgor and/or Debtor; (i) there is a substantial change in the existing or prospective financial condition of Pledgor, and/or Debtor which Creditor in good faith determines to be materially adverse; and/or (j) if at any time or for any reason Creditor reasonably deems itself to be insecure.

9.           Remedies.

(a)           Upon the occurrence of an Event of Default hereunder, Creditor may, at its option, proceed to enforce this Agreement and in connection therewith may (i) declare all or any part of the unpaid Loan, together with all accrued and unpaid interest thereon, to be immediately due and payable, (ii) retain or sell all or any portion of the Collateral and apply such Collateral or the proceeds thereof against the Loan up to the limits expressly provided herein, (iii) exercise any remedies available to it under the Loan Documents, and (iv) otherwise exercise all of the rights and remedies of a secured party under the Kentucky Uniform Commercial Code and under other applicable laws.  Without limiting the foregoing, Creditor shall have the right to:  (i) transfer the whole or any part of the Collateral into the name of Creditor or its nominee; (ii) notify any person obligated on any of the Collateral to make payment directly to Creditor or its nominee of any amounts due or to become due thereon; and/or (iii) vote the Collateral.

(b)           Any written notice of the sale, disposition or other intended action by Creditor with respect to the Collateral which is sent by certified mail, return receipt requested or by overnight courier to Pledgor at Pledgor’s address specified below, or such other address of Pledgor which may from time to time be shown on Creditor’s records, at least five (5) days prior to such sale, disposition or action, shall constitute reasonable notice to Pledgor, unless applicable law requires a longer period. However, this provision shall not be construed to impose any obligation on Creditor to notify Pledgor of Creditor’s intent to sell, dispose of, or take other action with respect to the Collateral, except to the extent applicable law requires such notice.

(c)           Pledgor and Creditor recognize that Creditor may be unable to effect a public sale of all or a part of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire all or a part of the Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Pledgor acknowledges and agrees that any private sale so made may be at prices and on other terms less favorable to the seller than if such Collateral were sold at public sale, and that Creditor has no obligation to delay the sale of such Collateral for the period of time necessary to permit registration of such Collateral for public sale under any securities laws.  Pledgor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  If any consent, approval or authorization of any federal, state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any partial sale or other disposition of the Collateral, Pledgor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure the same.

(d)           All costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred by or on behalf of Creditor in connection with the taking, holding, preparing for sale or other disposition, selling, managing, collecting, or otherwise disposing of the Collateral, together with interest thereon at a per annum rate of interest which is equal to the then highest rate of interest charged on the principal of the Loan from the date of payment until repaid in full, and such portion of Creditor’s overhead as Creditor shall allocate to collection and enforcement of the Obligations in Creditor’s sole but reasonable discretion (hereinafter referred to as the “Liquidation Costs”), shall be paid by Pledgor to Creditor on demand and shall constitute and become a part of the Obligations secured hereby.  Any retained Collateral and any proceeds of sale or other disposition of the Collateral will be applied by Creditor to the payment of the Liquidation Costs, and the balance of such proceeds (if any) will be applied by Creditor toward the payment of the Loan (whether then due or not) at such time or times and in such order and manner of application as Creditor may from time to time in its sole discretion determine.  Except as may be otherwise specifically provided in this Agreement, all Collateral and proceeds of Collateral coming into Creditor’s possession may be applied by Creditor to any of the Obligations, whether matured or unmatured, as Creditor shall determine in its sole but reasonable discretion. Creditor may defer the application of non-cash proceeds of Collateral to the Obligations until cash proceeds are actually received by Creditor.

(e)           Each right, power, and remedy of Creditor as provided for in this Agreement, or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Creditor of any one or more such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Creditor of any or all such other rights, powers or remedies.

(f)           No failure or delay by Creditor to insist upon the strict performance of any term, condition, covenant, or agreement of this Agreement or of the Loan Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute or be deemed to constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude Creditor from exercising any such right, power or remedy at any later time or times.

10.           Power of Attorney.  Pledgor hereby appoints and constitutes Creditor its agent and true and lawful attorney, with full power of substitution, with full power and authority to:  (i) prepare, execute, and deliver on behalf of Pledgor any and all such instruments, assignments, stock powers, certificates, and other documents as Creditor deems necessary in order to perfect and protect its interests in the Collateral; (ii) endorse Pledgor’s name on requests to other secured parties of Pledgor for accountings, confirmations of collateral, and confirmations of statements of account; and (iii) upon the occurrence of the Event of Default hereunder, (A) to liquidate any Collateral and apply the proceeds thereof directly to the Obligations, (B) to transfer ownership of any Collateral to an account designated by Creditor, and (C) to take such other actions with respect to the Collateral as Creditor, in its sole discretion, shall deem necessary or appropriate in order to protect its interest in the Collateral.  This appointment of agency and power of attorney is coupled with an interest and may not be revoked or canceled before all of the Obligations have been paid or otherwise satisfied.

11.           Miscellaneous.  Neither this Agreement nor any term, condition, covenant, or agreement hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  This Agreement shall be governed by the internal laws of the State of Indian and shall be binding upon the heirs, personal representatives, successors, and assigns of Pledgor and shall inure to the benefit of the successors and assigns of Creditor.  As used herein the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders as the context may require, and the term “person” shall include an individual, a corporation, an association, a partnership, a trust, a limited liability company, an organization, a government, or political subdivision thereof and a governmental agency.  Unless varied by this Agreement, all terms used herein which are defined by the Indiana Uniform Commercial Code shall have the same meanings hereunder as assigned to them by the Indiana Uniform Commercial Code, as in effect on the date hereof.

12.           Waiver of Jury Trial.  Pledgor and Creditor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement, the Loan Documents, or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements, whether oral or written, or actions of either of them.  Neither Pledgor nor Creditor shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“PLEDGOR”

LY HOLDINGS, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

“SECURED PARTY”

FIRST SAVINGS BANK, F.S.B.

By:	/s/ Don Allen
Don Allen
Vice President

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign, and transfer to__________________________________, Two Million (2,000,000) shares of the common stock of LIGHTYEAR NETWORK SOLUTIONS, INC., a Nevada corporation, represented by Stock Certificate(s) No. 1800 and 1801, standing in the name of the undersigned on the books of said entity.  The undersigned does hereby irrevocably constitute and appoints _______________, as its agent and attorney-in-fact, to transfer said stock on the books of said entity, with full power of substitution of the premises.

LY HOLDINGS, LLC, a Kentucky limited liability company

Date:	November 4, 2011	By:	/s/ W. Brent Rice
		Printed Name:	W. Brent Rice
		Title:	Member

STATE OF __________________	)
) SS:
COUNTY OF __________________	)

Before me, a Notary Public in and for the above county and state, on this the         day of November, 2011, personally appeared                                           , as                                           of LY Holdings, LLC, a Kentucky limited liability company, and acknowledged the execution of the foregoing Irrevocable Stock Power on behalf of said company.

WITNESS my hand and notarial seal.

My Commission expires:	Notary Public

Printed Name